Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Reports Second Quarter 2014 Financial and Operating Results

- Company to Host Conference Call and Webcast at 4:30 p.m. EDT, Today, July 29, 2014 -

CHAPEL HILL, N.C. – July 29, 2014 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the second quarter and six months ended June 30, 2014. The company will host a conference call and webcast at 4:30 p.m. EDT, today.

“We expect that SOLITAIRE-Oral will complete enrollment according to plan and top-line data will be available no later than the first quarter of 2015,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “Regarding SOLITAIRE-IV, sites are being initiated in many countries for this global trial. The number of sites are about twice as many as in the oral trial that is nearing completion and we should have more clarity on when we will complete enrollment in the second trial when the Northern Hemisphere’s flu season is finishing up and we report 1Q15 results next year.

“Finally, we look forward to seeing many of you at our upcoming investor event on August 7 in New York. It will include an expert panel to discuss current challenges for treating CABP and we will introduce you to David Moore, our chief commercial officer, who will provide an update on the antibiotic market and insight on solithromycin’s commercial potential. Please request an invite from our investor relations contact if you have not already received one.”

Financial Results

Quarter ended June 30, 2014 compared to quarter ended June 30, 2013

For the quarter ended June 30, 2014, Cempra reported a net loss of $16.4 million, or $0.49 per share, compared to a net loss of $4.2 million, or $0.16 per share, for the same period in 2013.

Research and development expense in the quarter ended June 30, 2014, was $15.2 million, an increase of 141% compared to the same quarter in 2013. The higher R&D expense was primarily due to increased clinical trial activities, particularly the two ongoing Phase 3 trials of solithromycin in CABP. General and administrative expense was $2.6 million, a 24% increase compared to the quarter ended June 30, 2013, driven primarily by increased employee expense.

Six months ended June 30, 2014 compared to six months ended June 30, 2013

For the six months ended June 30, 2014, Cempra reported a net loss of $33.4 million, or $1.01 per share, compared to a net loss of $14.6 million, or $0.57 per share, for the comparable period in the six months ended June 30, 2013.

Research and development expense was $31.6 million, an increase of 131% compared to the six months ended June 30, 2013. The increase was primarily due to increased clinical trial activities. General & Administrative expense was $5.8 million, a 23% increase compared to the six months ended June 30, 2013.

At June 30, 2013, Cempra had cash and equivalents of $68.6 million.

Second Quarter 2014 Highlights

•	Reported that solithromycin demonstrated therapeutic potential beyond anti-bacterial activity and reduced inflammation in an animal model for inflammatory lung disease

•	Presented a late-breaker abstract at Digestive Disease Week in which solithromycin demonstrated anti-NASH effects in an animal model

•	Presented a late-breaker abstract at the American Thoracic Society in which solithromycin reduced inflammation in an animal model for cancer chemotherapy-induced lung injury

•	Presented data at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) that highlighted potential new indications, safety and spectrum of activity of solithromycin

Clinical program update

The company is focused on the development of its two lead clinical-stage antibiotic candidates, the fluoroketolide, solithromycin, and Taksta™, the oral antibiotic being developed for staphylococcal infections. The company expects the following events to occur:

Solithromycin

•	4Q 2014: Completion of SOLITAIRE-Oral Phase 3 patient enrollment

•	2H14: Initiate SOLITAIRE-U, our uncomplicated gonorrhea Phase 3 study

•	2H14: Initiate NAIAD-funded urogenital solithromycin PK study

•	2H14: Initiate dosing of investigator-sponsored Phase 2 study in COPD

•	1Q 2015: Report top-line data from SOLITAIRE-Oral Phase 3

Taksta™

•	2H14: Meet with the FDA to define pivotal study for Taksta™

Financial Guidance

Cempra expects its research and development expense to continue at least at current levels for the next several quarters due to the concurrent running of its two Phase 3 programs for solithromycin as well as its other programs. The company’s cash and equivalents are expected to be sufficient to fund current operations through 2015, assuming continued timely receipts under the BARDA contract, receipt of expected milestone payments from Toyama and the amended payment terms of Cempra’s venture debt facility. This projection does not include any funds from future financings or partnerships beyond the Toyama and BARDA relationships.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., Second Quarter 2014 Financial Results Call, conference ID#: 70742164.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Taksta™ (CEM-102) is Cempra’s second product candidate, which is currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review of our studies and clinical trials; the results of studies of our product candidates conducted by others; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets
Cash and equivalents	$68,642	$96,503
Receivables	1,336	1,626
Prepaid expenses	2,964	408

Total current assets	72,942	98,537

Furniture, fixtures and equipment, net	145	138
Deposits	381	333

Total assets	$73,468	$99,008

LIABILITIES
Current liabilities
Accounts payable	$9,402	$6,274
Accrued expenses	405	392
Accrued payroll and benefits	857	1,043
Deferred revenue	32	32
Warrant liability	—	920
Current portion of long-term debt	443	2,201

Total current liabilities	11,139	10,862

Deferred revenue	5,633	5,633
Long-term debt	17,664	12,538

Total liabilities	$34,436	$29,033

Commitments and contingencies

Shareholders’ Equity (Deficit)
Common stock; $.001 par value; 80 million shares authorized; 33,200,341 and 33,230,483 shares issued and outstanding at December 31, 2013 and June 30, 2014, respectively	33	33

Addition paid-in capital	238,658	236,202

Accumulated deficit	(199,659)	(166,260)

Total shareholders’ equity	39,032	69,975

Total liabilities and shareholders’ equity	$73,468	$99,008

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended June 30
	2014	2013
Revenues	$1,897	$4,568

Operating expenses
Research and development	15,198	6,327
General and administrative	2,605	2,082

Total operating expenses	17,803	8,409

Loss from operations	(15,906)	(3,841)

Other income (expense), net	(472)	(372)

Net loss and comprehensive loss	$(16,378)	$(4,213)

Basic and diluted net loss attributable to common shareholders per share	$(0.49)	$(0.16)

Basic and diluted weighted average shares outstanding	33,217	26,382

	Six Months Ended June 30
	2014	2013
Revenues	$4,980	$4,568

Operating expenses

Research and development	31,582	13,698
General and administrative	5,795	4,729

Total operating expenses	37,377	18,427

Loss from operations	(32,397)	(13,859)

Other income (expense), net	(1,002)	(699)

Net loss and comprehensive loss	(33,399)	(14,558)

Net loss attributable to common shareholders	$(33,399)	$(14,558)

Basic and diluted net loss attributable to common shareholders per share	$(1.01)	$(0.57)

Basic and diluted weighted average shares outstanding	33,209	25,647

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com